Exhibit 99.1

Intermix Media Announces Approval of Application to List Common Stock on the American Stock Exchange

LOS ANGELES, October 19—Intermix Media, Inc. (OTC: IMIX) announced today that its application to list its common stock for trading on the American Stock Exchange (“AMEX” or “Exchange”) has been approved. The Company expects that trading on AMEX will commence within the next couple of weeks.

“Today’s announcement marks another milestone in the emergence of Intermix Media,” said Richard Rosenblatt, the Company’s Chief Executive Officer. “We are extremely pleased to be able to announce our impending listing with AMEX and the benefits afforded to our stockholders from trading on a national exchange.”

Acceptance of the Company’s listing application by AMEX and the commencement of trading on the Exchange are contingent upon the Company being in compliance with all applicable listing standards on the date trading begins. The Company expects to announce additional details concerning its trading symbol and the date that trading will commence in the near future.

ABOUT INTERMIX

Intermix Media is a leading online media company that combines unique content, innovative technologies and significant consumer reach to provide advertisers, partners and affiliates with unique access to the mass consumer market. Intermix Media’s two operating units — the Intermix Network and Alena — forge direct relationships with hard-to-reach mainstream consumers through proprietary websites and specialized micromarketing.

The Intermix Network reaches over 15 million consumers each month through more than 50 websites grouped into three main categories: social networking, casual gaming and viral entertainment. MySpace.com is the Internet’s leading social networking site, with nearly 4.5 million members and over 800,000 user logins per day. Grab.com, Intermix’s premier gaming site, is a comprehensive and self-governed casual gaming site. In addition, Intermix Network users share over 500,000 pieces of content per day making it one of the most shared content destinations on the Web.